Exhibit 10.4

AMENDED AND RESTATED EXECUTIVE SEVERANCE AGREEMENT

December     , 2008

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Executive

McCormick & Schmick’s Seafood Restaurants, Inc.

720 SW Washington Street

Suite 550

Portland, OR 97205

Company

The Company considers the attraction and retention of highly qualified management personnel to be essential to promoting the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case of many publicly held corporations, the possibility of a change of control exists and this possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. To induce Executive to remain employed by the Company in the face of uncertainties about the long-term strategies of the Company and possible change of control of the Company and their potential impact on Executive’s position with the Company, this Agreement, which has been approved by the Board of Directors of the Company, sets forth the severance benefits that the Company will provide to Executive if Executive’s employment by the Company is terminated in the circumstances described in this Agreement.

1. Employment Relationship. Executive is currently employed by the Company as                     . Executive and the Company acknowledge that either party may terminate this employment relationship at any time and for any or no reason, subject to the obligation of the Company to provide the severance benefits specified in this Agreement in accordance with its terms.

2. Release of Claims. In consideration for and as a condition precedent to receiving the severance benefits outlined in this Agreement, Executive shall execute a Release of Claims in the form attached as Exhibit A (“Release of Claims”) no later than 30 days after a Termination of Executive’s Employment (as defined in Section 8.1).

3. Compensation Upon Termination. In the event of a Termination of Executive’s Employment (as defined in Section 7.1) at any time after                      other than for Cause (as defined in Section 7.2), and contingent upon Executive’s compliance with Section 9 and execution of the Release of Claims and the expiration of the seven-day revocation period provided by the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act of 1990, without revocation of the Release of Claims by Executive, the Company shall pay or provide the following to Executive:

3.1 As severance pay and in lieu of any other compensation for periods subsequent to the date of termination, the Company shall pay Executive, in a single payment within ten days after the date of termination, an amount in cash equal to (a) one year of Executive’s annual base pay at the rate in effect immediately prior to the date of termination plus (b) the annual average of the amount paid to Executive under all annual cash incentive plans during the prior two full years ending prior to the date of termination.

3.2 The Company shall pay Executive a lump sum payment in an amount equivalent to the reasonably estimated cost Executive may incur to extend for a period of six months under the COBRA continuation laws Executive’s group health and dental plan coverage in effect at the time of termination. Executive may use this payment for such continuation coverage or for any other purpose.

3.3 The Company shall pay Executive a portion of the benefits under all annual cash incentive plans in effect at the time of termination equal to the estimated amount payable under such plans for the full year (based on performance or results to the date of termination) prorated for the portion of the plan year during which Executive was a participant. For purposes of this Agreement, Executive’s participation in any such plan will be considered to have ended on Executive’s date of termination. In making the proration calculation, the amount of Executive’s award if Executive had been a participant for the full incentive period shall be divided by the total number of days in the incentive period and the result multiplied by the actual number of days Executive participated in the plan. The Company shall pay such amount within 10 days after the date of termination.

3.4 If Executive’s employment with the Company terminates for any reason prior to a Change of Control (as defined in Section 7.3), other than at the direction of a person who has entered into an agreement with the Company the consummation of which will constitute a Change of Control, Executive shall not be entitled to benefits under Section 4.

4. Compensation Upon Termination Following A Change of Control. In the event of a Termination of Executive’s Employment other than for Cause within 12 months following a Change of Control, or prior to a Change of Control at the direction of a person who has entered into an agreement with the Company, the consummation of which will constitute a Change of Control, and contingent upon Executive’s compliance with Section 9 and execution of the Release of Claims and the expiration of the seven-day revocation period provided by the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act of 1990, without revocation of the Release of Claims by Executive, the Company shall pay or provide the following to Executive:

4.1 As severance pay and in lieu of any other compensation for periods subsequent to the date of termination, the Company shall pay Executive, in a single payment within ten days after the date of termination, an amount in cash equal to (a) one year of Executive’s annual base pay at the rate in effect immediately prior to the date of termination plus (b) the annual average of the amount paid to Executive under all annual cash incentive plans during the prior two full years ending prior to the date of termination.

4.2 The Company shall pay Executive a lump sum payment in an amount equivalent to the reasonably estimated cost Executive may incur to extend for a period of six months under the COBRA continuation laws Executive’s group health and dental plan coverage in effect at the time of termination. Executive may use this payment for such continuation coverage or for any other purpose.

4.3 The Company shall pay Executive a portion of the benefits under all annual cash incentive plans in effect at the time of termination equal to the estimated amount payable under such plans for the full year (based on performance or results to the date of termination) prorated for the portion of the plan year during which Executive was a participant. For purposes of this Agreement, Executive’s participation in any such plan will be considered to have ended on Executive’s date of termination. In making the proration calculation, the amount of Executive’s award if Executive had been a participant for the full incentive period shall be divided by the total number of days in the incentive period and the result multiplied by the actual number of days Executive participated in the plan. The Company shall pay such amount within 10 days after the date of termination.

4.4 All outstanding stock options held by Executive under all stock option and stock incentive plans of the Company shall become immediately exercisable in full and shall remain exercisable until the earlier of (a) two years after termination of employment or (b) the option expiration date as set forth in the applicable option agreement.

4.5 If it is determined that any payments, distributions or benefits (or the acceleration of the right to receive any payments, distributions or benefits) received or to be received by the Executive from the Company or any affiliate of the Company under this Agreement or under any other agreement, plan or otherwise (“Payments”) are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Excise Tax”), the Executive shall be entitled to receive an additional payment (the “Excise Tax Gross-Up Payment”) at the time such Payments are made to the Executive or, if applicable, upon any later determination. The amount of the Excise Tax Gross-Up Payment shall be the amount necessary to put the Executive in the same after-tax financial position the Executive would have occupied if the Payments were not subject to the Excise Tax, assuming the Executive is subject to federal and state income tax at the highest marginal rates applicable to individuals in the year in which any Excise Tax Gross-Up Payment is made.

4.6 The benefits provided in this Section 4 shall be in lieu of and not in addition to benefits provided in Section 3. Executive shall not receive benefits under both Section 3 and Section 4.

5. Tax Withholding; Subsequent Employment.

5.1 All payments provided for in this Agreement are subject to applicable tax withholding obligations imposed by federal, state and local laws and regulations.

5.2 The amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by Executive as the result of employment by another employer after termination.

6. Other Agreements. If severance benefits are payable to Executive under any other agreement with the Company in effect at the time of termination (including but not limited to any employment agreement, but excluding for this purpose any stock option agreement or stock bonus agreement or stock appreciation right agreement that may provide for accelerated vesting or related benefits upon the occurrence of a change in control), the benefits provided in this Agreement shall not be payable to Executive. Executive may, however, elect to receive all of the benefits provided for in this Agreement in lieu of all of the benefits provided in all such other agreements. Any such election shall be made with respect to the agreements as a whole, and Executive cannot select some benefits from one agreement and other benefits from this Agreement.

7. Definitions.

7.1 Termination of Executive’s Employment. Termination of Executive’s Employment means that Executive has ceased to be an employee of the Company by reason of (a) the termination by the Company of Executive’s employment with the Company (including any subsidiary of the Company), (b) death or (c) Disability. For purposes of Section 4, Termination of Executive’s Employment shall also include termination by Executive, within 12 months of a Change of Control, by written notice to the Company referring to the applicable paragraph of Section 7.1, for “Good Reason,” which means any of the following circumstances, provided Executive gives notice to the Company of his intent to terminate employment for Good Reason within 90 days after notice to Executive of such circumstances and such circumstances are not fully corrected by the Company within 30 days after Executive’s notice:

(A) the assignment of Executive a different title or job responsibilities that result in a substantial decrease in the level of responsibility from those in effect immediately prior to the Change of Control;

(B) a reduction by the Company or the surviving company in Executive’s base pay as in effect immediately prior to the Change of Control;

(C) a significant reduction by the Company or the surviving company in total benefits available to Executive under cash incentive, stock incentive and other employee benefit plans after the Change of Control compared to the total package of such benefits as in effect prior to the Change of Control;

(D) the requirement by the Company or the surviving company that Executive be based more than 50 miles from where Executive’s office is located immediately prior to the Change of

Control, except for required travel on company business to an extent substantially consistent with the business travel obligations which Executive undertook on behalf of the Company prior to the Change of Control; or

(E) the failure by the Company to obtain from any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company (“Successor”) the assent to this Agreement contemplated by Section 8 hereof.

7.2 Cause. Termination of Executive’s Employment for “Cause” shall mean termination upon (a) the willful and continued failure by Executive to perform substantially Executive’s reasonably assigned duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Executive by the Board, the Chief Executive Officer or the President of the Company which specifically identifies the manner in which the Board or the Company believes that Executive has not substantially performed Executive’s duties or (b) the willful engaging by Executive in illegal conduct which is materially and demonstrably injurious to the Company.

7.3 Change of Control . A Change of Control shall mean that one of the following events has taken place:

(A) The shareholders of the Company approve one of the following (“Approved Transactions”):

(i) Any merger or statutory plan of exchange involving the Company (“Merger”) in which the Company is not the continuing or surviving corporation or pursuant to which Common Stock would be converted into cash, securities or other property, other than a Merger involving the Company in which the holders of Common Stock immediately prior to the Merger have the same proportionate ownership of Common Stock of the surviving corporation after the Merger; or

(ii) Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or the adoption of any plan or proposal for the liquidation or dissolution;

(B) During any period of 12 months or less, individuals who at the beginning of such period constituted a majority of the Board of Directors cease for any reason to constitute a majority thereof unless the nomination or election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

(C) A tender or exchange offer, other than one made by the Company, is made for Company Common Stock (“Common Stock”) (or securities convertible into Common Stock) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities representing at least 20 percent of the voting power of outstanding securities of the Company;

(D) the Company receives a report on Schedule 13D of the Exchange Act reporting the beneficial ownership by any person of securities representing 20 percent or more of the voting power of outstanding securities of the Company, except that if such receipt shall occur during a tender offer or exchange offer described in (B) above, a Change of Control shall not take place until the conclusion of such offer.

Notwithstanding anything in the foregoing to the contrary, no Change of Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in Executive, or a group of persons which includes Executive, acquiring, directly or indirectly, securities representing 20 percent or more of the voting power of outstanding securities of the Company.

7.4 Disability. Termination of Executive’s Employment based on “Disability” shall mean termination due to Executive’s absence from Executive’s full-time duties with the Company for 180 consecutive days as a result of Executive’s incapacity due to physical or mental illness, unless within 30 days after notice of termination by the Company following such absence Executive shall have returned to the full-time performance of Executive’s duties.

8. Successors; Binding Agreement.

8.1 This Agreement shall be binding on and inure to the benefit of the Company and its Successors and assigns. Upon Executive’s written request, the Company will seek to have any Successor by agreement assent to the fulfillment by the Company of its obligations under this Agreement. If such a request is made, failure of the Company to obtain such assent prior to or at the time a company becomes a Successor shall constitute Good Reason for termination by Executive of his or her employment and, if a Change of Control of the Company has occurred, shall entitle Executive to the benefits pursuant to Section 4.

8.2 This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s legal representatives, executors, administrators and heirs.

9. Resignation of Corporate Offices. Executive will resign Executive’s office, if any, as a director, officer or trustee of the Company, its subsidiaries or affiliates and of any other corporation or trust of which Executive serves as such at the request of the Company, effective as of the date of termination of employment. Executive agrees to provide the Company such written resignation(s) upon request and that no severance will be paid until after such resignation(s) are provided.

10. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon applicable to contracts made and to be performed in Oregon.

11. Attorneys Fees. The Company shall pay all reasonable attorney’s fees and expenses (including at trial and on appeal) of Executive in enforcing its rights under Section 4 of this Agreement.

12. Amendment. No provision of this Agreement may be modified unless such modification is agreed to in a writing signed by Executive and the Company.

13. Severability. If any of the provisions or terms of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other terms of this Agreement, and this Agreement shall be construed as if such unenforceable term had never been contained in this Agreement.

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The Company and the Executive have executed this Amended and Restated Executive Severance Agreement as of the date first set forth above.

McCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.		Executive:

By
Name:	David Pittaway
Title:	Chairman of Compensation Committee of the Board of Directors